10-12

GSSA Form 10-12B

As filed with the Securities and Exchange Commission on June 19, 2017

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 10

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GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

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Greater States Sports Authority, Inc.

(GSSA)

WISCONSIN

(State or Other Jurisdiction Of Organization)

8222 (SIC Code)

81-4878221 (IRS Employer ID No.)

3065 NORTH 124TH STREET, SUITE 203

Brookfield, Wisconsin 53005

(414) 699-1962

(Address, telephone number of Registrant’s principal executive offices)

Securities to be registered pursuant to Section 12(g) of the Act:

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Common Class A - 100,000,000

Preferred Class A (non-voting stocks) - 10,000,000

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(Title of classes)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer Accelerated filer

Non-accelerated filer (Do not check if a smaller reporting company) Smaller reporting company XXX

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INFORMATION INCLUDED IN INFORMATION STATEMENT AND INCORPORATED BY REFERENCE IN FORM 10

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

Item 1. Business

DESCRIPTION OF THE BUSINESS

THE COMPANY

We were organized as a Wisconsin company on January 6, 2017 as “Greater States Sports Authority, Inc. (GSSA)” for the purpose of providing a Higher Education (2 year college program) dealing directly with the future of jobs within the area of technology such as Deep Learning and the Skills Trades with combination with a Semi-Pro Foot Ball League. The company's objective is in two parts: 1) of advance placements of our students within their career of technology and skills trades (non-football students), in addition with the sports students gaining access to all Pro Leagues arenas. Our business office address is 3065 N 124th Street, Suite 2013, Brookfield, WI 53005. Our telephone number is (414) 699-1962.

We are a start-up development stage company that has yet to commence operations. We presently have no revenues, do not expect to generate any revenue until we begin operating the school and may never become profitable.

DESCRIPTION OF THE BUSINESS

Greater State Sports Authority, Inc (GSSA) is first a "Conscious Business" dealing directly of today's issues and problems within our communities. GSSA is a company that is dedicated in helping the poor, the inner kids, our dropouts and our talented ones. Taking them (our students) and educate them, develop them, and employ them; to build the internal and external of the student, their families and the communities they come from.

GSSA will together utilize the Semi Pro Sports and the corporate usage of technology as the avenue to our mission.

GSSA is a company that operates in three parts:

1. Taking high school graduate/dropouts/talented ones and placing them in our two year Semi-Pro Football Program and provide to them:

  Personal Physical Training with trained therapist and Pro Players as lead coaching, and nutritional Education designed for the position(s) of the player, and then tryouts for placements in one of six (6) of GSSA's Semi-Pro Football league Teams.

2. Taking all students and educate them in "life skills" education. Our 2 year "educational program" will:

  Start from a lower level knowledge base and bring their knowledge to the college standards of understanding.
  GSSA's educational program will utilize the current technology available to assist in the educational experience for their future such as virtual rooms and virtual glasses.
  Combining and developing corporate future needs with our ability to educate our students for those needs.

3. At graduation:

  Qualifying football students will go to the NFL tryouts, pitched to the CFL, or any other Pro level team(s), or transfer to a 4 year university to play football or continue with the education, or through our 2 year "on the job training program" be offered a job at GSSA or at our corporate partnerships to further the student in their personal careers

SUMMARY OF PLAN OF OPERATIONS

We are still in the development phase, and until the proposed school is operational we will generate no revenue. We anticipate that accumulated losses will continue to increase until the school is operational.

If we are able to fully capitalize the project as described above, we will use the offering proceeds to develop, finance, construct, own, and operate the 2 year educational program and our Semi-Pro Football League.

Based on our financial forecasts and plans for operations for our company, we anticipate that we will in two years have sufficient cash flow to payout to our investors, to finance our expansion plans from our anticipated credit facilities and to have cash from our planned operations. Presently, we do not anticipate seeking additional equity or debt financing to finance the planned production expansions. However, should we experience unfavorable operating conditions, we may have to secure additional debt or equity sources for these expansions or delay or abandon our expansion plans.

Item 1A. Risk Factors.

The purchase of Shares involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the Shares should carefully consider the risk factors set forth below, as well as the other information appearing in this memorandum, before making any investment in the Shares. Investors should understand that there is a possibility that they could lose their entire investment in us.

This offering is being made pursuant to certain exemptions from state and federal registration requirements, which may result in the failure of this offering.

We do plan to register the offering with either the U.S. Securities and Exchange Commission under the OTC - Pink Listing. We will rely on the private offering exemptions from registration provided by Section 4(a)(5) of the Act and Rule 506(b) of Regulation D promulgated thereto and applicable state exemptions or notice filing provisions related to private offerings. Under Rule 506(d), issuers can offer securities through means of general solicitation, provided that: (a) all purchasers in the offering are accredited investors, (b) the issuer takes reasonable steps to verify their accredited investor status, and (c) certain other conditions in Regulation D are satisfied.

Issuers wishing to engage in general solicitation also need to take “reasonable steps” to verify the accredited investor status of purchasers. These limitations and requirements may result in this offering being unsuccessful. Additionally, should the SEC determine that the offering was not in compliance with Rule 506(b), the Company could be forced to refund all purchases by investors, which could occur after the Company has broken the non-escrow account and spent some or all of the proceeds of the offering. In such an event, you could lose some or all of your investment in us.

Agreements with large investors may require significant amendments to our Bylaws, which may be more beneficial to them than to other investors.

We anticipate that we will receive investments from several large investors in this offering. As a condition of investment by these parties, we may be required to amend our Bylaws to provide such investors with rights that are more beneficial to them than other investors such as requiring such investor’s approval before taking certain actions or control of our board of directors and your rights as a member would be significantly limited. In order to amend the Bylaws to accommodate such investor’s investment conditions, we would need approval of such amendments by our members as provided in the Bylaws; provided, that no amendment may modify the liability or economic interest of a member, without that member’s consent. If we were not able to obtain the requisite approval for such potential amendments, we may not be able to satisfy the conditions for the investor’s investment, which would result in the loss of such investment in us. The loss of any such investments may result in the failure of our subsequent general equity offering and cause us to abandon the project. If we abandon the project, you may lose some or all of your investment as a result.

If we decide to spend equity proceeds and begin school construction before we have fulfilled all of the loan commitment conditions, signed binding loan agreements or received loan proceeds, we may be unable to close the loan and you may lose all of your investment.

If we sell the aggregate minimum number of Shares, and satisfy the other conditions of releasing funds from the non-escrow account, including our receipt of a written debt financing commitment, we may decide to begin spending the equity proceeds to begin school construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close the loan, we may have to seek another debt financing source or abandon the project. If that happens, you could lose some or all of your investment.

We have no operating history, which could result in errors in management and operations causing a reduction in the value of your investment.

We were recently formed and have no history of operations. We cannot provide assurance that we can manage startup effectively and properly staff operations, and any failure to manage our start-up effectively could delay the commencement of school operations. A delay in start-up operations is likely to further delay our ability to generate revenue and satisfy our debt obligations. We anticipate a period of significant growth, involving the construction and start-up of operations of the school. This period of growth and the start-up of the school are likely to be a substantial challenge to us. If we fail to manage start-up effectively, you could lose all or a substantial part of your investment.

We will be dependent on our managers and our board of directors.

As of date, our affairs are managed by a three member board of directors. Our directors also serve as our officers. Shone Bagley, Sr. is our Chairman, and Co-CEO. Jerry Moore, Jr. is our Secretary and Co-CEO, and Asajia Ware is our Treasurer. They have the customary authorities of their respective officer titles. The loss of services of any of the directors and officers may have an adverse effect on the operations of the Company. Future success and profitability is substantially dependent upon the management skills of our directors and officers. The unanticipated loss or unavailability of key individuals could harm our ability to operate our business or execute our business strategy. No assurance can be given that the Company will succeed in retaining these key employees or finding suitable successors in the event of their loss or unavailability.

Our success is dependent in large part on the ability of our officers and directors to execute our business strategy of Semi Pro Football and 2 year College operations. If our officers and directors fail to perform their job functions in a satisfactory manner, it would have a material adverse effect on our ability to make distributions to our members and could result in the complete loss of the value of your investment in us.

Our lack of business diversification could result in the devaluation of our Shares if our revenues from our primary products decrease.

We expect our business to solely consist of our 2 year college and the Semi-Pro Football League. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the school. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenue by the enrolment of paying students, since we do not expect to have any other lines of business or alternative revenue sources.

There has been no independent valuation of the Shares, which means that the Shares may be worth less than the purchase price.

The per unit purchase price has been determined by us without independent valuation of the Shares. We established the offering prices based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the Shares. The Shares may have a value significantly less than the offering prices and there is no guarantee that the Shares will ever obtain a value equal to or greater than the offering price.

These Shares will be subordinate to company debts and other liabilities, resulting in a greater risk of loss for investors.

The Shares are unsecured equity interests and are subordinate in right of payment to all our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the holders of the Shares. In the event of our bankruptcy, liquidation, or reorganization, all Shares will be paid ratably with all our other equity holders, and there is no assurance that there would be any remaining funds after the payment of all our debts for any distribution to the holders of the Shares.

You may have limited access to information regarding our business because our Bylaws does not require us to deliver an annual report to security holders, we will not be required to furnish proxy statements, our directors, and officers and beneficial owners will not be required to report their ownership of Shares.

Except for our duty to deliver audited quarterly and annual financial statements to our members pursuant to our Bylaws, we are required to deliver annual reporting to security holders and currently have no plan to. As of date, we will not be required to furnish proxy statements to security holders and our directors, officers and beneficial owners will not be required to report their beneficial ownership of Shares to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934. This means that your access to information regarding our business will be limited. This will change as the company grows.

We will have no independent directors, which mean that the agreements we enter into may not be negotiated on as favorable terms as they might have been if we had independent directors.

Our board will have no independent directors as defined by the North American Securities Administrators Association, as all of our initial directors were directly or indirectly involved in founding or organizing our Company. Accordingly, any contracts or agreements we enter into will not be approved by independent directors since there are none at this time.

EACH PROSPECTIVE SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN THE COMPANY MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.

Income allocations assigned to an investor’s Shares may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.

Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.

An IRS audit could result in adjustments to our allocations of income, gain, loss and deduction causing additional tax liability to our shareholders.

The IRS may audit our income tax returns and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of filing amended tax returns.

Item 2. Financial Information.

Any projections or opinions that are included in this memorandum or in the forecasted financial statements, or that may separately be provided to prospective investors, should not be interpreted as statements of fact. Investors are cautioned not to place undue reliance on projections and opinions, which may be based on numerous assumptions. There can be no assurance that any of these assumptions will prove to be correct. Each prospective investor and his or her authorized representatives are offered the opportunity to ask questions of (and to receive answers from) the directors about the terms and conditions of this offering and the contemplated business and operations of the Company, and to obtain additional information they may consider necessary to verify such information and to make an informed investment decision. Prospective investors are urged to thoroughly review this memorandum, including all exhibits and attachments, before making any decision regarding an investment in the Company.

The consolidated financial statements required to be filed as part of this Registration Statement are included.

INCOME STATEMENT - Projections

Start up	YR of 2018-19	YR of 2019-20	YR of 2020-21	YR of 2021-22	YR of 2022-23
Revenue (Student Body)	$ 6,352,500.00	$7,507,500.00	$ 10,395,000.00	$10,395,000.00	$10,395,000.00
Ads and Sponsors	$ 150,000.00	$ 150,000.00	$150,000.00	$ 150,000.00	$150,000.00
Investments ( New share purchased)	$ 2,000,000.00	$3,000,000.00	$ 5,000,000.00	$5,000,000.00	$5,000,000.00
Other: Investments (carry over)	$ 14,232,500.00	$ 3,585,000.00	$ 2,870,125.00	$2,816,051.25	$4,446,237.66	$5,878,611.03	YTD Gross Profit
Gross Profit:	$14,232,500.00	$ 12,087,500.00	13,527,625.00	$18,361,051.25	$19,991,237.66	$21,423,611.03	$99,623,524.94
Operating Expense:
TOTAL ANNUAL WAGES:	carry over	$ 1,345,500.00	$1,390,500.00	$1,390,500.00	$1,480,500.00	$1,480,500.00
Building: Build or Remodel	$ 8,120,000.00
Office Supplies	$ 25,000.00	$25,000.00	$25,000.00	$25,000.00	$25,000.00
Building Utilities	$40,000.00	$ 40,000.00	$ 40,000.00	$40,000.00	$40,000.00
Field Build or remodel	$ 1,950,000.00
Class setup - Per class (15 starting)	$ 150,000.00
Football Equipment - per student	$412,500.00
Food - per student (per year)	carry over	$2,079,000.00	$2,457,000.00	$3,402,000.00	$3,402,000.00	$3,402,000.00
Travel (Games)	carry over	$ 115,500.00	$115,500.00	$115,500.00	$115,500.00	$115,500.00
Insurances	carry over	$5,000.00	$5,000.00	$5,000.00	$5,000.00	$5,000.00
Other: Advertize and Marketing	$ 15,000.00	$15,000.00	$15,000.00	YTD Expense
Total Operating Expense	$ 10,647,500.00	$3,625,000.00	$4,048,000.00	$4,978,000.00	$5,068,000.00	$5,068,000.00	$ 33,434,500.00
Operating Income	$ 3,585,000.00	$ 8,462,500.00	$9,479,625.00	$ 13,383,051.25	$14,923,237.66	$16,355,611.03
Interest Income - Net Non-Operating	$ -	$ -
Income Before Tax	$ 3,585,000.00	$8,462,500.00	$9,479,625.00	$13,383,051.25	$14,923,237.66	$16,355,611.03
$ 592,375.00	$663,573.75	$936,813.59	$1,044,626.64	$1,144,892.77
Income After Tax	$ 7,870,125.00	$8,816,051.25	$12,446,237.66	$13,878,611.03	$15,210,718.25
Net Income Before Extra Items	$7,870,125.00	$8,816,051.25	$12,446,237.66	$13,878,611.03	$15,210,718.25	YTD Net Income
Net Income:	$3,585,000.00	$7,870,125.00	$8,816,051.25	$12,446,237.66	$13,878,611.03	$15,210,718.25	$61,806,743.19
Total Net Cash Flow
Net Cash Flow	$5,000,000.00	$6,000,000.00	$ 8,000,000.00	$8,000,000.00	$10,000,000.00	$ 37,000,000.00
Outstand Shares	16,000,000	17,000,000	18,000,000	19,000,000	20,000,000
Diluted Weighted Average Shares	-	-	-	-	-	Total Invest. Return
Dividends per Share - (Total Liabilities) Yearly	$0.31	$ 0.35	$0.44	$0.42	$0.50	$2.03
Dividends per share - (Total Liabilities) Quarterly	$0.08	$ 0.09	$0.11	$0.11	$0.13
Cash Available:	$3,585,000.00	$2,870,125.00	$2,816,051.25	$4,446,237.66	$5,878,611.03	$ 5,210,718.25
5 Year Projected Revenue
Build Female Sport School (Projected Revenue):			$9,240,000.00	$9,240,000.00	$11,550,000.00
Acquisition of other High Schools (Projected Revenue):			$6,000,000.00	$10,000,000.00	$14,000,000.00	$60,030,000.00

BALANCE SHEETS - Projections

Greater State Sport Authority, Inc. (GSSA, Inc.)
Balance Sheet
CIK: 0001709179	School Starting
PROGRAM SERVICE EMPLOYEES:	Summer YEAR OF 2018	Fall YEAR OF 2018	YEAR 2018/2019	YEAR 2019/2020	YEAR 2020/2021	YEAR 2021/2022	YEAR 2022/2023
NUMBERS OF EMPLOYEES	SETUP	START / END	START / END	START / END	START / END	START / END
Adult Education	1	1	1	1	1	1
Subject Instructors	6	6	7	7	9	9
School Councilors	2	2	2	2	2	2
Office Manager Assistant	1	1	1	1	1	1
Building and grounds	3	3	3	3	3	3
Food service personnel	4	4	4	4	4	4
Personal Coaches	10	10	10	10	10	10
Other: REFS	5
ANNUAL WAGES	Per Each Employee	Yearly Total
Adult Education	$35,000.00	$35,000.00	$35,000.00	$35,000.00	$35,000.00	$35,000.00	$35,000.00
Subject Instructors	$45,000.00	$270,000.00	$270,000.00	$315,000.00	$315,000.00	$405,000.00	$405,000.00
School Councilors	$35,000.00	$70,000.00	$70,000.00	$70,000.00	$70,000.00	$70,000.00	$ 70,000.00
Office Manager Assistant	$30,000.00	$30,000.00	$30,000.00	$30,000.00	$30,000.00	$30,000.00	$30,000.00
Building and grounds	$29,000.00	$87,000.00	$87,000.00	$87,000.00	$87,000.00	$87,000.00	$87,000.00
Food service personnel	$29,000.00	$116,000.00	$116,000.00	$116,000.00	$116,000.00	$116,000.00	$116,000.00
Personal Coaches	$27,000.00	$270,000.00	$270,000.00	$270,000.00	$270,000.00	$270,000.00	$270,000.00
Other: REFS	$13,500.00	$67,500.00	$67,500.00	$67,500.00	$67,500.00	$67,500.00	$67,500.00
TOTAL ANNUAL EMPLOYEE WAGES	$945,500.00	$945,500.00	$990,500.00	$990,500.00	$1,080,500.00	$1,080,500.00
MANAGEMENT AND GENERAL:
NUMBERS OF EMPLOYEES
Co-CEO	1	1	1	1	1	1
Co-CEO	1	1	1	1	1	1
CFO	1	1	1	1	1	1
Dean of Education	1	1	1	1	1	1
Office Manager - Education	2	2	2	2	2	2
Office Manager - League	1	1	1	1	1	1
Other:
ANNUAL WAGES	Per Each Management	Yearly Total
Co-CEO	$100,000.00	$100,000.00	$100,000.00	$100,000.00	$100,000.00	$100,000.00	$100,000.00
Co-CEO	$100,000.00	$100,000.00	$100,000.00	$100,000.00	$100,000.00	$100,000.00	$100,000.00
CFO	$55,000.00	$55,000.00	$55,000.00	$55,000.00	$55,000.00	$55,000.00	$55,000.00
Dean of Education	$40,000.00	$40,000.00	$40,000.00	$40,000.00	$40,000.00	$40,000.00	$40,000.00
Office Manager - Education	$35,000.00	$70,000.00	$70,000.00	$70,000.00	$70,000.00	$70,000.00	$70,000.00
Office Manager - League	$35,000.00	$35,000.00	$35,000.00	$35,000.00	$35,000.00	$35,000.00	$35,000.00
Other:
TOTAL MAN/GEN WAGES	$400,000.00	$400,000.00	$400,000.00	$400,000.00	$400,000.00	$400,000.00
TOTAL ANNUAL WAGES:	Hold	$1,345,500.00	$1,390,500.00	$1,390,500.00	$1,480,500.00	$1,480,500.00
Per Each	Total Expense
Building: Build or Remodel	$8,120,000.00	$8,120,000.00	Used Right Away
Building Utilities	$40,000.00	$40,000.00	$40,000.00	$40,000.00	$40,000.00
Field Build or remodel	$1,950,000.00	$1,950,000.00	Used Right Away
Class setup - Per class (15 starting)	$25,000.00	$150,000.00	Used Right Away
Football Equipment - per student	$1,500.00	Hold	$412,500.00
Food - per student (per year)	$7,560.00	Hold	$2,079,000.00	$2,457,000.00	$3,402,000.00	$3,402,000.00	$3,402,000.00
Travel (Games)	$10,000.00	Hold	$115,500.00	$115,500.00	$115,500.00	$115,500.00	$115,500.00
Insurances	$5,000.00	Hold	$5,000.00	$5,000.00	$5,000.00	$5,000.00	$5,000.00
Other: Advertizing / Marking	$15,000.00	Hold	$15,000.00	$15,000.00	$ -	$ -	$ -
Total Expense	$10,220,000.00	$4,012,500.00	$4,023,000.00	$4,953,000.00	$5,043,000.00	$5,043,000.00
Female Sport School (student projection):	Build Female School Projected		400	400	500
Number of students - first year projection	275	275	325	450	450	450
Number of students per teacher	50
cost per class	$300.00
Tuition per semester - per student	$1,800.00
Specialty Training Program (STP) - per year	$2,000.00
Tuition per student - per year	$7,200.00
Meal Plan - per year	$9,500.00
Room and Board (for all students) - per year	$3,900.00
Equipment Rental - per year	$500.00
COST PER YEAR - per Student	$23,100.00
Possible Income Per year/All Students	$6,352,500.00	$6,352,500.00	$7,507,500.00	$10,395,000.00	$10,395,000.00	$10,395,000.00
Possible Expenses Per year
NET INCOME
Revenue from Student Body:	$6,352,500.00	$7,507,500.00	$10,395,000.00	$10,395,000.00	$10,395,000.00
Projected Expenses:	$4,012,500.00	$4,023,000.00	$4,953,000.00	$5,043,000.00	$5,043,000.00
Projected Gross:	$2,340,000.00	$3,484,500.00	$5,442,000.00	$5,352,000.00	$5,352,000.00
Investment Needed
$14,232,500.00

Item 3. Properties.

As of date, we have no buildings, land in the U.S.. We are leasing an office within Wisconsin with the address of 3065 N 124th Street, Suite 203, Brookfield, WI 53005. We are raising capital for the acquiring the following:

Capital Needed: $8 mil.

  Purchase and Build: College/Dorm - We have an contractor on standby to build the college and live-in dorms for the students.Football Field - We have plans to build an artificial turf NFL standard football field with a Olympic size trac20 acres Land - We are making preparations with the Town of East Troy, WI for the purchase and building up of land.
  Promotional Campaign: We have a marketing firm and advertizing firm designing our logo, webpage, campaign for information, requiting, and enlistment of students.
  Hire Full Staff: We have slotted for 13 teachers.
  Equipment for: Classes with the different studies / Gym designed with NFL coaches

Item 4. Security Ownership of Certain Beneficial Owners and Management.

 We are governed by the terms of our Bylaws and the laws of the State of Wisconsin.

Name and Address of Beneficial Owner:

None

Directors and Named Executive Officers	Class A Membership Interest	Class B Shareholders
Shone Bagley, Sr.	10,000,000	None
Jerry Moore, Jr.	10,000,000	None
Asajia Ware	1,500,000	None

Director and Executive Officer as a group, including those named above (3 person)

Item 5. Directors and Executive Officers.

Shone Bagley, Sr.

Age	47
Director since	December 2017
Term Expires	Indefinite
Principal Occupation	Chairman and Co-Chief Executive Officer of Business and Education
Recent Business Experience

IKP, Inc. (WI HQ) CEO

2010 - School of Science and Technology, Inc (Acquisitioned)

2011 - Real Estate Holding, Inc. (Partnered with Hatfield Constructions)

2014 - Financial Management Company (Start-up)

Hatfield Construction, Inc. VP of Ops and Construction

Army NG Recruiter/Retention NCO

Army (20th SF Group) NG 18D - Medical Sergeant

FOX Broadcasting Co. Executive of Production

Business Management

Outside Directorships

• VP of Operations/Construction: grow company from 5 to 50 employees, over 50 properties, reaching revenue peak of more than $3M per year.

• CEO: Acquisitioned a failing business for $1.7M, revenue is now reaching over $4M per year

• CEO: Conceptualized and launched a financial managing business, from one client to a entity with 7 clients, capital managed at peak $750K

Arrangements	Dr. Bagley, Sr. is Co-Founder and appointed as a chairman by the members of GSSA according with the terms of the company's Bylaws

Jerry Moore, Jr.

Age	33
Director since	December 2017
Term Expires	Indefinite
Principal Occupation	Secretary and Co-Chief Executive Officer of Sports
Recent Business Experience

Founder/CEO - 6/2014 - Present

Madison Furniture Direct, Madison, Brookfield, Waukesha, WI

a close-out, clearance, and special distribution clearance center.

Co-Founder/player 05/2012 - 8/2014

Monona Warriors Semi-Pro Football Club Madison, WI

Assistant Store Manager 10/2012 – 6/2014

Wal-Mart Madison, WI

Assumes responsibility for ensuring customer service, supervising over 250 employees, enforcing company regulations, and taking care of various administrative tasks, process payroll, schedule employees, delegate daily assignments rack inventories, analyze and report sales data, and coordinate merchandise shipments. I also carry out disciplinary actions when necessary and serve as primary enforcers of loss prevention tactics.

General Manager 08/2009- 10/2012

Speedway Super America, LLC Madison, WI

Oversee day- to- day operations of the store, submit corporate reports, perform inventory audits, conduct competitive surveys, and coordinate Supervisor shifts. Communicate with Sales Representatives, and Vendors to ensure consistent product availability. Cooperate with State and Local Agencies to ensure lottery, alcohol and tobacco standards are closely adhered to at the store level. Report directly to District Manager.

Assistant Manager 04/2006- 08/2007

Kelley Williamson Middleton, WI

Assisted General Manager in daily operations of the store. Served as a training mentor to junior team members. Worked directly with Supervisors and staff to achieve customer satisfaction.

Outside Directorships	None
Arrangements	Mr. Moore, Jr. is Co-Founder and appointed as a Secretary by the members of GSSA according with the terms of the company's Bylaws

Asajia Ware

Age	37
Director since	March 28, 2017
Term Expires	March 28, 2019
Principal Occupation	Director Treasurer
Recent Business Experience	Financial Advisor Hands of Experience, LLC Masters of Business Administration
Outside Directorships	None
Arrangements	Mrs. Ware was appointed as a Treasurer by the members of GSSA according with the terms of the company's Bylaws

Item 6. Executive Compensation.

Approved Compensation

The following supplemental table shows the approved 2017 total direct compensation for the Company’s named executive officers as approved.

The Company is committed to designing and implementing responsible compensation practices that allow the Company to attract and retain capable and experienced professionals and motivate them to help the Company achieve long-term growth and appreciation in value. These objectives must be balanced.

Risk. The compensation structure should avoid incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of the Company;

Appropriate Allocation. The compensation structure should appropriately allocate total compensation to fixed and variable pay elements resulting in an appropriate mix of salary and long- and short-term compensation elements based on the specific role of the employee and other relevant circumstances;

Performance-based Compensation. An appropriate portion of compensation should be performance-based over a relevant performance period;

Comparable Structures and Payments. The compensation structure and amounts payable should be consistent with the compensation structures and amounts payable for employees in similar positions or roles at similar entities that are similarly situated.

Employee Contributions to GSSA’s Value. The compensation structure and amount payable should reflect the current or prospective contributions of the individual employee to the Company’s value.

Table of Class	Name of Beneficial Owner	Position with GSSA	# OF Shares	% of Class prior to offering	Max. Shares in Offering 80,000,000
Shareholder	Shone Bagley, Sr.	Chairman, Co-CEO of Business and Education	10,000,000 non-cash value	10%	MIN. Shares in Offering 16,000,000 (To raising capital)
Shareholder	Jerry More, Jr.	Secretary & Treasurer Co-CEO of Sporting	10,000,000 non-cash value	10%
# of shares in treasury for Preferred Class A of company: (10,000,000 shares)

**There are no Stocks being Restricted**

Item 7. Certain Relationships and Related Transactions, and Director Independence.

We have no other relationships, related transactions, or director independence at this time.

The company will in its third (3) year start acquisitions and within this time will have started building relationships that we can report on.

Item 8. Legal Proceedings.

We have no Legal Proceedings to report on.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our Class A or Preferred Class A are not traded on any exchange or other interdealer electronic trading facility and there is no established public trading market for either class of our Shareholders as of date.

Holders

We have 21,500,000 Class A issued and outstanding held by three members of record, Shone Bagley, Sr., Jerry Moore, Jr. and Asajia Ware; and none in our Preferred Class A issued and outstanding held by one member of record.

Distributions

Since our formation, we have not made any distributions on either class of our Shareholders. We have no current plans to make any distributions on our Shareholders. Our ability to make distributions is limited by certain restrictions of raising capital, any debt, and the enrollment of students.

Equity Compensation Plan Information

The Company has no plan as of date. The only thing we can offer as a plan is our financial projections which sets forth information regarding our equity compensation plans as of this date.: please see Item 2. Financial Information.

Item 10. Recent Sales of Unregistered Securities.

We were formed as a Wisconsin Corporation company in December 2016. Our Class A stocks has been sold to a private gatherings for the purpose of filing form 211 and its requirements. Each of the foregoing issuances was made by us in a transaction not involving a public offering pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(a)(5) and Rule 505 thereof.

Item 11. Description of Registrant’s Securities to be Registered.

The securities to be registered are our Class A and Preferred Class A, which we refer to in this Registration Statement, as our Shareholders. The rights of the Shareholders are set forth in our Company's Bylaws. The following description of the rights of the holder of our Class A and Preferred Shareholders is a summary and is qualified in its entirety by reference to our Company's Bylaws, which is incorporated by reference into this Registration Statement. We have filed our Company's Bylaws as an exhibit to this Registration Statement.

Our Company's Bylaws, to which all of our members are parties, governs the rights and privileges associated with the Shareholders we have issued to our Shareholders, arrangements for the possible issuance of additional Shareholders in certain circumstances, distributions to holders of our Shareholders, management and oversight of our business and operations, restrictions on transferability of Shareholders and the reporting of financial and other information to our Shareholders.

No holder of our shares is entitled to redemption rights.

Rights to Receive Allocations and Distributions

The holder of Class A and Preferred Class A shares proportionately in our net income or loss and is entitled to receive distributions from us. Upon liquidation, the holder of our Preferred Class A shares may be entitled to share ratably with the holders of our Class A shareholders in our remaining assets after accounting for: (i) the costs and expenses of any winding up, liquidation and termination of us; (ii) payment to our creditors; and (iii) establishment of the necessary reserves to meet any and all of our contingent and unforeseen liabilities or obligations.

Voting Rights

The holder of our Class A is entitled to vote. Holders of our Preferred Class A Shares may not vote on any and all matters that would require approval of the shareholders under our Company's Bylaws. Specific provision has been made for election of directors as described below.

Management of the Company

We are managed by a Board which has exclusive and complete authority and discretion to manage our operations and affairs and to make all decisions regarding our business. Any action authorized by the Board will constitute an act of ours and serve to bind us. Authorized actions by the Board require an affirmative vote of a majority of the directors present at a meeting at which at least a majority of the entire Board is present.

Ownership

Subject to certain specific exceptions, the rights and privileges of the Class A and Preferred Class A Shareholders are identical. The Class A and Preferred Class A Shareholders originally represented a 22 percent ownership interest which we and our shareholders agreed would be subject to increase in certain circumstances.

Directors’ Duties

The Company shall be Board of Director managed and its Directors shall be selected in the manner described in the Operating Agreement of the Company. The Board of Directors of the Company are not agents of the Company for the purpose of its business affairs or otherwise. No Shareholder, Director, agent, employee, or any other person shall have any power of authority to bind the Company in any way except as may be expressly authorized by the operating Agreement of the Company or unless to do so by the Board of Directors of the Company.

Our directors and officers, in the performance of their duties owe to us and our members duties of loyalty and due care of the type owed under law by directors and officers of a business corporation incorporated under the Wisconsin Corporation Law (chapter 180), except that the doctrine of corporate opportunity or any analogous doctrine does not apply to the directors and that, other than in connection with matters as to which a director or the persons that elected such director may have a conflict of interest, no director and no person that elected such director shall have any duty to disclose to us confidential information in such director’s or person’s possession even if it is material and relevant information to us and/or the Board and neither such director nor such person shall be liable to us or our members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a director or person that has the right to designate such director by reason of such lack of disclosure of such confidential information.

We have agreed to indemnify and hold harmless our directors, officers and employees from liability incurred in connection with any proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests to the fullest extent permitted by Wisconsin law.

Rights and Duties of Shareholders

Shareholder(s) have no right to take part in our management or operation other than through the Board, nor may a Shareholder(s) take action on behalf of us without the prior written approval of our Board. Except as required by law, members are not entitled to any rights of dissent or appraisal rights with respect to any transaction which we may undertake.

The affirmative vote of the holders of a majority of our Shareholders Interests is required to:

  Redeem, purchase or otherwise acquire any of our Shareholders Interests, except for the repurchase of Shareholders Interests from employees, officers, directors, consultants or other persons performing services that were issued Shareholders Interests pursuant to an employment or other agreement, or an equity or similar plan under which we have the option or obligation to repurchase such interests;
  Authorize any new class of Shareholders Interests, increase the size of any class of Shareholders Interests or issue any new Shareholders Interests, other than those authorized to be issued under the Company's Bylaws;
  Adopt an equity or similar plan or issue Shareholders Interests to directors, officers, employees or consultants primarily for compensatory purposes except pursuant to an option approved by a majority of the Shareholders Interests then outstanding; and
  Change our independent auditors or materially change our accounting policies.

Meetings of our shareholders may be called at any time by two directors, our Chairman of the Board or our Chief Executive Officer. Written notice must be given not less than 10 nor more than 30 business days before the meeting. The presence of holders of a majority of outstanding voting Shareholders Interests, present in person or represented by proxy, shall constitute a quorum; for so long as they remain shareholders, is required for a quorum to exist.

Any action that may be taken at any meeting of shareholders may be taken without a meeting by the written consent of the shareholders holding outstanding voting interests sufficient to approve such action.

Reporting

Under the Corporate Bylaws, we are obligated to make certain reports to our shareholders, including by providing to them monthly, quarterly and annual financial reports including comparisons to budget and financial projections. Our quarterly and annual financial reports must include financial statements prepared in accordance with SEC and OTC rules, including in the case of annual financial statements an unqualified audit report.

Item 12. Indemnification of Directors and Officers.

A shareholder of this Company or a Director of the Board of Directors of this Company is vested shall not be personally liable to the Company of its members for monetary damages for breach of fiduciary duties as a Shareholder or Director, except for liability (i) for any breach of the Shareholder or Director duty of loyalty to the Company or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, or (iii) for a transaction from which the Shareholder or Director derived an improper personal benefit of a wrongful distribution in violation of the Wisconsin Corporate laws.

The Company may, by action of the Board of Director(s), provide indemnification to such of the officers, employees and agents of the Company to such extent and to such effects as the Director(s) shall determine to be appropriate and authorized by applicable law.

No Shareholder of the Company shall be liable in his, her, or its capacity as a Shareholder for the debts, obligations, or liability of the Company under 180.0622(2) of the Wisconsin Business Corporations Chapter 180 provides that we will indemnify, to the fullest extent permitted by the Wisconsin Chapter 180 and to the extent of our assets available for such purpose, each person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our director or officer, or is or was serving at our request as a shareholder, director, officer, employee, fiduciary or agent of another entity against any and all loss, cost, damage, fine, expense (including reasonable fees and expenses of attorneys and other advisors and any court costs incurred by such person) or liability actually and reasonably incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company.

Termination of a proceeding by judgment, order, settlement, conviction or upon a plea of no contest will not, of itself, create a presumption that such person did not act in good faith or in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The foregoing indemnity will not apply in respect of any claim, issue or matter as to which a director or officer has been adjudged to be liable to us, except to the extent the court in which such action or suit was brought determines such person is fairly and reasonably entitled to indemnity as such court deems proper. We also will not be required to indemnify any director or officer in connection with a proceeding that was initiated by such person against us or any of our subsidiaries, unless such proceeding was authorized by our Board. We will pay in advance or reimburse reasonable expenses (including advancing reasonable costs of defense) incurred by a director or officer who is named or threatened to be named in a proceeding, provided that such person will agree to repay us if such person is finally judicially determined by a court of competent jurisdiction not to be entitled to indemnification.

We have also entered into separate indemnification agreements with our directors. Each indemnification agreement provides that we will indemnify our directors against all expenses (including reasonable attorneys’ or witness fees), judgments, penalties, losses, damages, liabilities, fines and amounts paid in settlement actually and reasonably incurred by a director or on his behalf in connection with any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, appeal, or any other proceeding, to which any such director may be a party or threatened to be made a party or otherwise involved in as a witness by reason of such director’s status serving (i) as our director, officer, employee, or agent or (ii) as a director, partner, trustee, officer, employee or agent of any other entity at our request, or by reason of such director’s taking of any action or of any inaction on his or her part while acting in either of these capacities, including proceedings in the right of the Company.

The indemnification agreements also require us to advance expenses incurred by such persons within 15 days after receipt of a written request, provided that such persons undertake to repay such amounts if it is ultimately determined that they are not entitled to indemnification. Additionally, the agreements set forth certain procedures that will apply in the event of a claim for indemnification under the agreements and that we (or any other parties challenging indemnification) have the burden of proof to overcome that presumption in reaching any contrary determination.

We are not required to provide indemnification under the agreements for certain matters, including indemnification and advancement of expenses for any action initiated by such person without the consent of our board of directors (except actions to establish or enforce a right under such an indemnification agreement, the corporate bylaws or a directors’ and officers’ insurance policy). We believe that the terms of the agreements were reasonable and comparable to terms of agreements negotiated on an arm’s-length basis.

The rights to indemnification conferred in our corporate bylaws and the separate indemnifications agreements are not exclusive of any other rights that such person may have or acquire under any law, agreement, vote of our members or disinterested directors or otherwise.

We maintain directors’ and officers’ liability insurance for our officers and directors.

Item 13. Financial Statements and Supplementary Data.

We are a smaller company and according to Article 8 of Reg. S-X. The consolidated financial statements required to be filed as part of this Registration Statement are included in Item 2 hereof.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

The consolidated financial statements required to be filed as part of this Registration Statement are included in Item 2 hereof.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 16, 2017

Greater States Sports Authority, Inc.

(Registrant)

By: /s/ Shone Bagley, Sr.

Shone Bagley, Sr,

Chairman,

Co-Chief Executive Officer of

Business and Education